Schedule A

LIST OF PORTFOLIOS

SPDR SSgA Multi-Asset Real Return ETF

SPDR SSgA Income Allocation ETF

SPDR SSgA Global Allocation ETF

SPDR Blackstone/GSO Senior Loan ETF

SPDR SSgA Ultra Short Term Bond ETF

SDPR MFS Systematic Core Equity ETF

SDPR MFS Systematic Growth Equity ETF

SDPR MFS Systematic Value Equity ETF

Dated: January 8, 2014